Craig K. Hubbard
Chief Financial Officer
504/892-5521 x 117

SCP ENTERS SOUTH FLORIDA WITH THREE SERVICE CENTERS

COVINGTON, La. (December 4, 2000) — SCP Pool Corporation (“SCP” or the “Company”) (Nasdaq/NM:POOL) announced that it has completed the purchase of substantially all of the assets of Pool-Rite, Inc. (“Pool-Rite”), a privately owned distributor of swimming pool equipment, parts and supplies, operating two service centers in greater Miami, Florida. In 1999, these service centers generated approximately $6 million in net sales. In addition, the Company has also announced the opening of a new service center in Fort Lauderdale, Florida. The addition of these three service centers to the Company’s existing network represents SCP’s initial entrée into the South Florida market.

“The Florida Gold Coast — Miami-Dade, Broward and Palm Beach counties — represent the second largest pool market in the country. The Pool-Rite acquisition and the new Fort Lauderdale location provide SCP another platform for growth in this important market,” commented Manuel Perez de la Mesa, President.

W.B. Sexton, Chairman, commented, “The acquisition of Pool-Rite represents an attractive investment for SCP and it furthers SCP’s position as the leading distributor in the swimming pool industry.”

SCP Pool Corporation is the largest independent distributor of swimming pool equipment, parts, supplies and complementary products. Currently, the Company operates 129 service centers in 34 states, the United Kingdom and France, through which it distributes more than 52,000 national brand and private label products to approximately 27,000 customers.

The above statements regarding future plans, intentions and expectations which are not historical facts are forward-looking statements that involve risk and uncertainties, including, but not limited to factors related to (i) the sensitivity of the swimming pool business to weather conditions; (ii) the intense competition and low barriers to entry in the swimming pool supply industry; (iii) the sensitivity of the swimming pool supply business to general economic conditions; (iv) the Company’s ability to identify appropriate acquisition candidates, complete acquisitions on satisfactory terms or successfully integrate acquired businesses; (v) the Company’s ability to obtain financing on satisfactory terms; (vi) the risk of fire, safety and casualty losses and related liabilities claims inherent in the storage and repackaging of chemicals sold by the Company; (vii) the Company’s ability to remain in compliance with the numerous environmental, health and safety requirements to which it is subject; and (viii) the other factors discussed in the Company’s filings with the Securities and Exchange Commission. Such factors could affect the Company’s actual results and could cause such results to differ materially from the Company’s expectations described above.